Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

Phone (441) 292 8515
Fax (441) 292 5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294 7460	(441) 294 7290

TOM HUTTON JOINS XL CAPITAL LTD BOARD OF DIRECTORS

Hamilton, Bermuda – January 13, 2009 - XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) today announced that Mr. Tom Hutton has joined the Company’s Board of Directors.

Mr. Hutton is well known throughout the Property & Casualty insurance and related financial services industries as an innovator and spokesperson for the application of information technology in risk management. He was President and Chief Executive Officer of Risk Management Solutions, Inc (RMS) from its venture funding in 1990 to its sale in 2000. RMS provides modelling software and services for natural catastrophe and other complex risks to most of the world’s leading P&C insurers and reinsurers.

Mr. Hutton, who is currently a Managing Partner with Thompson Hutton LLC providing management oversight and transaction as consultant, active board member and investor, also served on the Board of CAT, Ltd from 1993-1996, Safeco Corporation from  2004 to 2006, and Montpelier Re from 2001 to 2006 where he was Chairman of the Audit Committee.  Mr. Hutton most recently served as Chief Executive Officer of White Mountains Re Group from 2006 to 2007.

XL’s Lead Director Mr. Robert R. Glauber said: “I am very pleased to welcome Tom to XL as a fellow Director. He has extensive experience in the insurance and reinsurance industries which, coupled with his specialized knowledge of the risk business, will be immensely valuable to the Board of Directors.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com.

# # #

1